As filed with the Securities and Exchange Commission on November 8, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

NYXOAH SA

(Exact name of registrant as specified in its charter)

Belgium	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Rue Edouard Belin 12

1435 Mont-Saint-Guibert, Belgium
(Address of principal executive offices)

2024 Warrants Plan

(Full title of the plans)

Corporation Service Company

1090 Vermont Avenue N.W.

Washington D.C. 20005

United States

Telephone: +1 800 927 9800

(Name, address and telephone number, including area code, of agent for service)

Copies to:

John T. Rudy, Esq. Jason S. McCaffrey, Esq. Mintz, Levin, Cohn, Ferris, Glovksy & Popeo, P.C. One Financial Center Boston, MA 02111 (617) 542 6000	Philippe Remels NautaDutilh BV/SRL Chaussée de La Hulpe 120 1000 Brussels, Belgium +32 2 566 80 00

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ⌧	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)        the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2023, filed with the Commission on March 20, 2024;

(b)       the Registrant’s Current Reports on Form 6-K furnished to the Commission on April 15, 2024, May 14, 2024, May 22, 2024, May 24, 2024, May 29, 2024, May 31, 2024, June 3, 2024, July 1, 2024 (two filings), July 5, 2024, July 17, 2024, August 6, 2024, September 30, 2024, October 7, 2024, October 9, 2024, October 15, 2024, October 28, 2024, November 5, 2024 and November 6, 2024 (other than portions of the foregoing expressly excluded from incorporation by reference) (No. 001-40552); and

(c)        the description of the Registrant’s Ordinary Shares which is contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-40552) filed with the Commission on June 28, 2021, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents (the “Incorporated Documents”).

Any statement contained herein or in any Incorporated Document shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable

Item 6. Indemnification of Directors and Officers.

Under Belgian law, the directors of a company may be liable for damages to the company in case of improper performance of their duties. The Registrant’s directors may be liable to the Registrant and to third parties for infringement of the Registrant’s articles of association, the Belgian Code on Companies and Associations (that entered into force on January 1, 2020) or, under certain circumstances, Belgian tort, bankruptcy, social security or tax laws. Under certain circumstances, directors may be criminally liable.

The Registrant maintains liability insurance for the Registrant’s directors and officers, including insurance against liability under the Securities Act.

The Belgian Code on Companies and Associations includes a cap on liability for directors (including persons in charge of daily management) for any damages they cause due to mismanagement, including breaches of the articles of association and the Belgian Code on Companies and Associations. This liability cap applies towards the company and third parties. For the Registrant, the cap amounts to €12,000,000. The cap applies irrespective of the number of claimants or defendants for the same (set of) facts. However, the cap does not apply to repetitive minor misconduct, serious error or cases of fraud. Furthermore, the cap does not apply to directors’ liability under the special liability regimes relating to payment of withholding tax, VAT and social security contributions.

Certain of the Registrant’s non-executive directors may, through their relationships with their employers or partnerships, be insured and/or indemnified against certain liabilities in their capacity as members of the Registrant’s board of directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number
4.1*	Articles of Association, as amended (English Translation)
5.1*	Opinion of NautaDutilh BV/SRL
23.1*	Consent of EY Réviseurs d’Entreprises / EY Bedrijfsrevisoren SRL/BV, independent registered public accounting firm
23.2*	Consent of NautaDutilh BV/SRL (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page hereto)
99.1*	Form of 2024 Warrants Plan (English Translation)
107*	Filing Fee Table
*Filed herewith

Item 9. Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mont-Saint-Guibert, Belgium, on the 8th day of November, 2024.

NYXOAH SA

By:	/s/ Olivier Taelman
Olivier Taelman
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each of the directors and officers of Nyxoah SA, whose signature appears below hereby severally constitutes and appoints Olivier Taelman and John Landry, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Nyxoah SA, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Olivier Taelman	Chief Executive Officer and Director (principal executive officer)	November 8, 2024
Olivier Taelman

/s/ John Landry	Chief Financial Officer (principal accounting officer and principal financial officer)	November 8, 2024
John Landry

/s/ Robert Taub	Chairman of the Board of Directors	November 8, 2024
Robert Taub, acting via Robelga SRL

/s/ Kevin Rakin	Director	November 8, 2024
Kevin Rakin

/s/ Jürgen Hambrecht	Director	November 8, 2024
Jürgen Hambrecht

/s/ Pierre Gianello	Director	November 8, 2024
Pierre Gianello

/s/ Rita Johnson-Mills	Director	November 8, 2024
Rita Johnson-Mills

/s/ Virginia Kirby	Director	November 8, 2024
Virginia Kirby

/s/ Daniel Wildman	Director	November 8, 2024
Daniel Wildman, acting via Wildman Ventures LLC

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Nyxoah SA, has signed this registration statement on Form S-8 on November 8, 2024.

NYXOAH, INC.

By:	/s/ Olivier Taelman
Name:	Olivier Taelman
Title:	Chief Executive Officer, President and Secretary